Exhibit 5.01

James L. Altman Vice President and Deputy General Counsel

414 Nicollet Mall, 401-8
Minneapolis, Minnesota 55401
Phone: 612.215.4582
Fax: 612.215.4544

December 4, 2017

Northern States Power Company
1414 West Hamilton Avenue
Eau Claire, Wisconsin 54701

Re:	$100,000,000 in Principal Amount of Northern States Power Company’s 3.75%
First Mortgage Bonds, Series due December 1, 2047

Ladies and Gentlemen:
I am James L. Altman, Vice President and Deputy General Counsel of Xcel Energy Services Inc., an affiliate of Northern States Power Company, a Wisconsin corporation (the “Company”). In that capacity, I and the attorneys that I supervise have acted as counsel for the Company with respect to the issue and sale by the Company of $100,000,000 principal amount of 3.75% First Mortgage Bonds, Series due December 1, 2047, herein called the “Bonds.” The Bonds will be issued pursuant to the Company’s Indenture to U.S. Bank National Association as successor trustee (the “Trustee”) dated April 1, 1947, as supplemented and restated by the Company’s Supplemental and Restated Trust Indenture to the Trustee dated March 1, 1991 (the “Restated Indenture”), and as further supplemented by the Supplemental Trust Indenture to the Trustee dated as of November 1, 2017 (the “Supplemental Indenture”). The Restated Indenture, as previously supplemented and as supplemented by the Supplemental Indenture, is hereinafter referred to as the “Indenture”. The Bonds will be sold pursuant to the Underwriting Agreement, dated November 27, 2017 (the “Underwriting Agreement”), by and between the Company and Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC (collectively, the “Underwriters”).
I, or attorneys that I supervise, have examined or are otherwise familiar with the Registration Statement on Form S-3 (File No. 333-203664-02) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission, to effect the registration of the Bonds under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Bonds are to be issued, and such other documents, records and instruments as I have deemed necessary or appropriate for the purposes of this opinion letter.
Based on the foregoing and the assumptions that follow, I am of the opinion that:
1.    The Public Service Commission of Wisconsin (the “PSCW”) has issued its order authorizing the issuance and sale of the Bonds and such order is final and in full force and effect.

2.     No further approval, authorization, consent, certificate or order of, or filing or registration with, any governmental body, pursuant to any Wisconsin or United States Federal statute, rule or regulation that is part of a regulatory scheme specifically applicable to business organizations engaged in the type of regulated business activities conducted by the Company or state law, is required in connection with the issuance and sale of the Bonds by the Company as provided in the Underwriting Agreement, except as may be required by state securities laws, except for a post-issuance informational filing to be made with the PSCW, and except for recordings and filings to perfect the liens and security interests created by the Indenture.
I have assumed, for purposes of the opinions and views expressed herein, the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted as conformed or reproduction copies.
I express no opinion as to the laws of any other jurisdiction other than the laws of the State of Wisconsin and the federal laws of the United States of America, nor do I express any opinion concerning local laws, ordinances or regulations, tax laws or laws relating to the obligations of fiduciaries. The opinions herein expressed are limited to the specific issues addressed and to laws existing on the date hereof. By rendering this opinion, I do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof which may occur after the date hereof.
This opinion may be relied upon by Foley & Lardner LLP for the purposes of rendering that firm’s opinion that is an exhibit to the Company’s Current Report on Form 8-K referred to below.
I hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Respectfully submitted,

By:	/s/ James L. Altman James L. Altman

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